UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940 FORM 3

(Print or Type Responses)
1.  Name and Address of Reporting Person*

O'Connor                      Edward                  G.
(Last)                        (First)                 (Middle)

4288 Green Glade Court

(Street)

Allison Park                  PA                      15101-1202
(City)                        (State)                 (Zip)


2.  Date of Event Requiring Statement  (Month/Day/Year)
      4/25/01

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


4.  Issuer Name and Ticker or Trading Symbol
      Federated Investors Inc.      FII

5.  Relationship of Reporting Person(s) to Issuer:  (Check all if applicable)
__X__Director               _________10% Owner
  -
_____Officer (give title below)     _________Other (specify below)


6.  If Amendment, Date of Original (Month/Day/Year)


7.  Individual or Joint/Group Filing (Check Applicable Limit)
___X___  Form filed by One Reporting Persons
_______  Form filed by More than One Reporting Persons


                Table I -- Non-Derivative Securities Beneficially Owned
1. Title of Security            2. Amount of   3. Ownership   4. Nature of Indirect
   (Instr. 4)                      Securities     Form:          Beneficial
                                   Beneficially   Direct (D)     Ownership (Instr. 5)
                                   Owned          or
                                   (Instr. 4)     Indirect
                                                  (I)
                                                  (Instr. 5)

Class B Common Stock            600            D

Class B Common Stock            75             I              By Daughter










*  If the form is filed by more than one reporting person,  see Instruction 5(b)(v).

     Table II - Derivative  Securities  Beneficially  Owned (e.g.,  puts, calls, warrants, options, convertible securities)
1. Title of Derivative      2.  Date           3.  Title and Amount of Securities         4.Conversion  5.          6.
   Security                    Exercisable        Underlying Derivative Security (Instr.  or           Ownership   Nature of
   (Instr. 4)                  and Expiration     4)                                      Exercise     Form of     Indirect
                               Date                                                       Price of     Derivative  Beneficial
                               (Month/Day/Year)                                           Derivative   Security:   Ownership
                                                                                          Security     Direct (D)  (Instr. 5)
                                                                                                       or
                                                                                                       Indirect
                                                                                                       (I)
                                                                                                       (Instr. 5)
                            Date         Expiration        Title          Amount or Number
                            Exercisable  Date                             of Shares









** Intentional misstaments or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/s/  Edward G. O'Connor             April 26, 2001
--------------------------------    -----------------------
**Signature of Reporting Person     Date